Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Media Relations	CarolAnn Hibbard, 508.661.2264, news@ameresco.com
	Investor Relations	John Granara, 508.661.2215, ir@ameresco.com
Gary Dvorchak, 323.240.5796, ir@ameresco.com
Renewable Energy Thought Leader Thomas S. Murley Joins Ameresco Board of Directors

FRAMINGHAM, MA - October 28, 2016 - Ameresco, Inc. (NYSE: AMRC), a leading energy efficiency and renewable energy company, announced today that Thomas S. Murley was elected to serve on Ameresco’s Board of Directors.
Mr. Murley is Chairman and Senior Advisor to HgCapital’s Renewable Power Partners Funds, which he co-founded and led for HgCapital from 2004 to June 2016. Mr. Murley also serves as a Non-Executive Director and Investment Committee member of the UK Green Investment Bank and is a director of the Institutional Investors Group on Climate Change.
“With more than 20 years’ of experience strategically managing funds in the conventional and renewable energy sectors, Tom is a valuable addition to our Board,” said George P. Sakellaris, Chairman, President and Chief Executive Officer of Ameresco. “His extensive experience and knowledge in this area will complement the strengths of our other members, and I expect he will be a tremendous asset to Ameresco and our shareholders.”
“Having devoted much of my career to securing capital for renewable energy projects and working with investors in the renewable energy industry, I am excited to join Ameresco, which has a demonstrated commitment to innovative renewable energy and energy efficiency solutions,” said Murley.
Prior to founding HgCapital, Mr. Murley was a managing director at EIF Group, the first private equity fund for the power industry, and an investment partner at Allianz Private Equity, following its purchase of EIF Group in 2001.
Mr. Murley is a recognized expert in the industry and has spoken at the United Nations “Geneva Dialogue” On Renewable Energy in November 2014, the United Nations Expert Group on Resource Classification in April 2015 and to the Harvard Business School Energy Forum. Mr. Murley is also a co-founder of the Low Carbon Finance Group, a group of senior energy financiers advising the UK government on finance aspects of renewable energy policy.
About Ameresco, Inc.
Founded in 2000, Ameresco, Inc. (NYSE:AMRC) is a leading independent provider of comprehensive services, energy efficiency, infrastructure upgrades, asset sustainability and renewable energy solutions for businesses and organizations throughout North America and Europe. Ameresco’s sustainability services include upgrades to a facility’s energy infrastructure and the development, construction and operation of renewable energy plants. Ameresco has successfully completed energy saving, environmentally responsible projects with Federal, state and local governments, healthcare and educational institutions, housing authorities, and commercial and industrial customers. With its corporate headquarters in Framingham, MA,

Ameresco has more than 1,000 employees providing local expertise in the United States, Canada, and the United Kingdom. For more information, visit www.ameresco.com.

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